Exhibit 1(n)

FAM SERIES FUND, INC.

ARTICLES OF AMENDMENT TO ARTICLES SUPPLEMENTARY

FAM Series Fund, Inc., a Maryland corporation, having its principal office in Baltimore City, Maryland (which is hereinafter called the “Corporation”), hereby certifies to the State Department of Assessment and Taxation of Maryland that:

FIRST:The Articles Supplementary of the Corporation classifying the capital stock of the Corporation are hereby amended by renaming the applicable issued and unissued shares of capital stock of the Corporation as set forth below:

Current Name of Portfolio	New Name of Portfolio
Merrill Lynch Money Reserve Portfolio Common Stock	Mercury Money Reserve Portfolio Common Stock
Merrill Lynch Intermediate Government Bond Portfolio Common Stock	Mercury Intermediate Government Bond Portfolio Common Stock
Merrill Lynch Core Bond Strategy Portfolio Common Stock	Mercury Core Bond Strategy Portfolio Common Stock
Merrill Lynch Large Cap Core Strategy Portfolio Common Stock	Mercury Large Cap Core Strategy Portfolio Common Stock
Merrill Lynch Fundamental Growth Strategy Portfolio Common Stock	Mercury Fundamental Growth Strategy Portfolio Common Stock
Merrill Lynch Balanced Capital Strategy Portfolio Common Stock	Mercury Balanced Capital Strategy Portfolio Common Stock
Merrill Lynch High Yield Portfolio Common Stock	Mercury High Yield Portfolio Common Stock
Merrill Lynch Natural Resources Portfolio Common Stock	Mercury Natural Resources Portfolio Common Stock
Merrill Lynch Global Allocation Strategy Portfolio Common Stock	Mercury Global Allocation Strategy Portfolio Common Stock
Merrill Lynch Balanced Portfolio Common Stock	Mercury Balanced Portfolio Common Stock

SECOND:All of the shares of the Corporation’s Common Stock, as renamed, continue to have the same preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as set forth in Article V of the Articles of Incorporation of the Corporation.

THIRD:These Articles of Amendment were approved by a majority of the entire Board of Directors of the Corporation and are limited to changes expressly permitted by Section 2-605 of subtitle 6 of Title 2 of the Maryland General Corporation Law to be made without the affirmative vote of the stockholders of the Corporation.

FOURTH:No other change is intended or effected.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, FAM Series Fund, Inc. has caused these presents to be signed in its name and on its behalf by its Vice President and attested by its Secretary on 5 April, 2005.

ATTEST	FAM SERIES FUND, INC.
/s/ Alice A. Pellegrino	/s/ Donald C. Burke
Name: Alice A. Pellegrino Title: Secretary	Name: Donald C. Burke Title: Vice President

THE UNDERSIGNED, Vice President of FAM Series Fund, Inc. who executed on behalf of the Corporation the foregoing Articles of Amendment of which this Certificate is made a part, hereby acknowledges the foregoing Articles of Amendment to be the corporate act of said Corporation and hereby certifies that to the best of his knowledge, information, and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under penalties of perjury.

/s/ Donald C. Burke
Name: Donald C. Burke
Title: Vice President